Exhibit 99.1

Investor update on quarterly guidance

Cupertino, California — February 17, 2020 — As the public health response to COVID-19 continues, our thoughts remain with the communities and individuals most deeply affected by the disease, and with those working around the clock to contain its spread and to treat the ill. Apple is more than doubling our previously announced donation to support this historic public health effort.

Our quarterly guidance issued on January 28, 2020 reflected the best information available at the time as well as our best estimates about the pace of return to work following the end of the extended Chinese New Year holiday on February 10. Work is starting to resume around the country, but we are experiencing a slower return to normal conditions than we had anticipated. As a result, we do not expect to meet the revenue guidance we provided for the March quarter due to two main factors.

The first is that worldwide iPhone supply will be temporarily constrained. While our iPhone manufacturing partner sites are located outside the Hubei province — and while all of these facilities have reopened — they are ramping up more slowly than we had anticipated. The health and well-being of every person who helps make these products possible is our paramount priority, and we are working in close consultation with our suppliers and public health experts as this ramp continues. These iPhone supply shortages will temporarily affect revenues worldwide.

The second is that demand for our products within China has been affected. All of our stores in China and many of our partner stores have been closed. Additionally, stores that are open have been operating at reduced hours and with very low customer traffic. We are gradually reopening our retail stores and will continue to do so as steadily and safely as we can. Our corporate offices and contact centers in China are open, and our online stores have remained open throughout.

Outside of China, customer demand across our product and service categories has been strong to date and in line with our expectations.

The situation is evolving, and we will provide more information during our next earnings call in April. Apple is fundamentally strong, and this disruption to our business is only temporary. Our first priority — now and always — is the health and safety of our employees, supply chain partners, customers and the communities in which we operate. Our profound gratitude is with those on the front lines of confronting this public health emergency.

This update contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include without limitation those about the Company’s expected future financial results. These statements involve risks and uncertainties, and actual results may differ. Risks and uncertainties include without limitation: the effect of global and regional economic conditions on the Company’s business, including effects on purchasing decisions by consumers and businesses; the ability of the Company to compete in markets that are highly competitive and subject to rapid technological change; the ability of the Company to manage frequent introductions and transitions of products and services, including delivering to the marketplace, and stimulating customer demand for, new products, services and technological innovations on a timely basis; the effect that shifts in the mix of products and services and in the geographic, currency or channel mix, component cost increases, increases in the cost of acquiring and delivering content for the Company’s services, price competition, or the introduction of new products or services, including new products or services with higher cost structures, could have on the Company’s gross margin; the dependency of the Company on the performance of distributors of the Company’s products, including cellular network carriers and other resellers; the risk of write-downs on the value of inventory and other assets and purchase commitment cancellation risk; the continued availability on acceptable terms, or at all, of certain components, services and new technologies essential to the Company’s business, including components and technologies that may only be available from single or limited sources; the dependency of the Company on manufacturing and logistics services provided by third parties, many of which are located outside of the US and which may affect the quality, quantity or cost of products manufactured or services rendered to the Company; the effect of product and services design and manufacturing defects on the Company’s financial performance and reputation; the dependency of the Company on third-party intellectual property and digital content, which may not be available to the Company on commercially reasonable terms or at all; the dependency of the Company on support from third-party software developers to develop and maintain software applications and services for the Company’s products; the impact of unfavorable legal proceedings, such as a potential finding that the Company has infringed on the intellectual property rights of others; the impact of complex and changing laws and regulations worldwide, which expose the Company to potential liabilities, increased costs and other adverse effects on the Company’s business; the ability of the Company to manage risks associated with the Company’s retail stores; the ability of the Company to manage risks associated with the Company’s investments in new business strategies and acquisitions; the impact on the Company’s business and reputation from information technology system failures, network disruptions or losses or unauthorized access to, or release of, confidential information; the ability of the Company to comply with laws and regulations regarding data protection; the continued service and availability of key executives and employees; political events, international trade disputes, war, terrorism, natural disasters, public health issues, including the outbreak of COVID-19, and other business interruptions that could disrupt supply or delivery of, or demand for, the Company’s products; financial risks, including risks relating to currency fluctuations, credit risks and fluctuations in the market value of the Company’s investment portfolio; and changes in tax rates and exposure to additional tax liabilities. More information on these risks and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company assumes no obligation to further update its guidance for the second quarter ending March 28, 2020, or any other forward-looking statements or information, which speak as of their respective dates.

Apple revolutionized personal technology with the introduction of the Macintosh in 1984. Today, Apple leads the world in innovation with iPhone, iPad, Mac, Apple Watch and Apple TV. Apple’s four software platforms — iOS, macOS, watchOS and tvOS — provide seamless experiences across all Apple devices and empower people with breakthrough services including the App Store, Apple Music, Apple Pay and iCloud. Apple’s more than 100,000 employees are dedicated to making the best products on earth, and to leaving the world better than we found it.

Press Contact

Kristin Huguet Quayle

Apple

khuguet@apple.com

(408) 974-2414

Investor Relations Contact

Tejas Gala

Apple

tgala@apple.com

(669) 227-2402

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